Exhibit 1.7

[LOGO]	BRITISH	Number: BC0198095
COLUMBIA

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that INTERACTIVE EXPLORATION INC. changed its name to ANGLO-CANADIAN URANIUM CORP. on August 22, 2005 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On August 22, 2005

[SEAL]
/s/ Ron Townshend

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada